EXHIBIT 1.2
BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
up to 1,800,000 Shares of Common Stock
with up to 360,000 related Warrants
Subscription Price $10.00 Per Share
PLACEMENT AGENT AGREEMENT
May 8, 2006
Gregory J. Schwartz & Co.
3707 West Maple
Bloomfield Hills, MI 48301
Ladies and Gentlemen:
     Birmingham Bloomfield Bancshares, Inc., a Michigan corporation (the “Company”) proposes, subject to the terms and conditions stated in this letter agreement (the “Agreement”) to engage Gregory J. Schwartz & Co., a Michigan corporation (“Schwartz & Co.”) as agent of the Company to assist in the sale, on a “best efforts” basis, of a minimum of up to 1,300,000 shares, and up to a maximum of 1,800,000 shares, no par value per share, of the common stock of the Company (“Shares” or “Common Stock”), with attached warrants (one warrant for each five Shares purchased) (together with the Shares, “Units”).
     1. SUMMARY OF THE OFFERING.
     (A) The Company is offering a minimum of 1,300,000 Shares, and up to a maximum of 1,800,000 Shares, in connection with the Company’s initial public offering (the “Offering”). The Shares are to be offered at $10.00 per Share.
     (B) To date, the Company has offered the Shares only through its organizers, officers and directors. As of the date hereof, the Company has received subscriptions to purchase ___Shares. Accordingly, there is a minimum of ___Shares and a maximum of ___Shares remaining to be subscribed for in the Offering. The Company has deemed it to be in its best interests to expand the distribution of the remaining Shares by offering through approved broker-dealer firms which are members of the National Association of Securities Dealers, Inc. (“NASD”). In its discretion, and subject to any required regulatory approvals, the Company may conduct multiple closings of the Offering (the date of each such closing shall be a “Closing Date”).
     (C) The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form SB-2 (File No. 333-128127) (the “Registration Statement”) containing a prospectus relating to the Offering for the registration of the Units under the Securities Act of 1933 (“1933 Act”), and has filed such amendments and supplements thereof and such amended or supplemented prospectuses as may have been required to the date hereof. Following the execution of this Agreement, the Company will file a post-effective amendment to the Registration Statement reflecting the transactions proposed by this Agreement. For the purposes of this Agreement, the term “Registration Statement” shall include any documents incorporated by reference therein and all financial schedules and exhibits thereto, as amended, including post-effective amendments. The prospectus, as amended, on file with the Commission at the time the Registration Statement initially became effective is hereinafter called the “Prospectus,” except that if any Prospectus is filed by the Company pursuant to Rule 424(b) or (c) of the rules and regulations of the Commission under the 1933

Act differing from the prospectus on file at the time the Registration Statement initially becomes effective, the term “Prospectus” shall refer to the prospectus filed pursuant to Rule 424(b) or (c) from and after the time said prospectus is filed with the Commission.
     (D) Bank of Birmingham (In Organization) (“Bank”) has filed an application with the Michigan Office of Financial and Insurance Services (“OFIS”) for approval to form a de novo Michigan state banking association, and has filed an application with the FDIC for insurance of accounts, and has filed amendments thereto as required by the OFIS and the FDIC (as so amended, the “Bank Applications”). The Bank Applications have been approved by the OFIS and the FDIC, subject to certain conditions contained therein. The Company has filed with the Board of Governors of the Federal Reserve System (the “FRB”) an application (the “Holding Company Application” and, together with the Bank Applications, the “Applications”) to acquire the Bank under the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder (“BHCA”). The OFIS, FDIC and FRB are hereinafter referred to collectively as the “Regulatory Agencies.”
     2. RETENTION OF AGENT; COMPENSATION; SALE AND DELIVERY OF THE SHARES.
     (A) Subject to the terms and conditions herein set forth, the Company hereby appoints Schwartz & Co. as its placement agent to utilize its best efforts to solicit subscriptions for Shares and to advise and assist the Company with respect to the Company’s sale of the Shares in the Offering.
     (B) On the basis of the representations and warranties and subject to the terms and conditions of this Agreement, Schwartz & Co. accepts such appointment. It is acknowledged by the Company that Schwartz & Co. shall not be obligated to purchase any Shares and shall not be obligated to take any action which is inconsistent with any applicable law, regulation, decision or order. Subscriptions will be offered as described in the Prospectus. Except as otherwise provided in this Agreement, the appointment of Schwartz & Co. will terminate upon the expiration date of the Offering, as set forth in the Prospectus.
     (C) In the event the Company is unable to sell a minimum of 1,300,000 Shares and receive all required regulatory approvals within the period herein provided, this Agreement shall terminate and the Company shall cause its escrow agent for the Offering (“Escrow Agent”) to refund to any persons who have subscribed for any of the Shares the full amount it received from them, as set forth in the Prospectus; and none of the parties to this Agreement shall have any obligation to the other parties hereunder, except as set forth in this Section 2 and in Section 9 hereof.
     (D) In the event the Offering is terminated prior to the time that the Bank opens for business, then in no event shall Schwartz & Co. receive the fees set forth in Section 2(G)(i) below; provided, however, that regardless of whether or not the Bank opens for business, Schwartz & Co. shall be entitled to reimbursement of its actual accountable out-of-pocket expenses, as set forth in Section 2(G)(ii) below.
     (E) If all conditions precedent to the consummation of the Offering are satisfied or waived as provided for herein, the Company agrees to issue, or have issued, the Units sold in the Offering and to release for delivery certificates for such Units promptly following acceptance of such subscriptions by the Company against payment to the Company by any means authorized pursuant hereto. Certificates for Units shall be delivered directly to the purchasers in accordance with their directions.
     (F) Schwartz & Co. will be guaranteed an allotment of Shares in the Offering equal to 50% of those Shares (“Initial Allotment”) remaining to be subscribed for in the Offering as of the Effective Date (as defined herein), without regard to any additional Shares that may be offered by the Company as a result of an increase in the size of the Offering. Notwithstanding the foregoing, the Initial Allotment shall be reserved for issuance to subscribers submitted by Schwartz & Co. until June 30, 2006, at which time any remaining unsold portion of the Initial Allotment shall revert to a general pool of unallocated Shares (“Unallocated Shares”). In the event that Schwartz & Co. generates subscriptions in excess of its Initial Allotment, until the expiration date of the Offering, Schwartz & Co. shall be entitled to continue to solicit subscriptions for the purchase of Shares in the Offering. Subscriptions shall be accepted in the following order: (1) subscriptions shall first be accepted up to the amount of Schwartz & Co.’s Initial Allotment with respect to subscriptions solicited by Schwartz & Co. through June 30, 2006; and (2) thereafter, subscriptions with respect to Unallocated Shares, including any Unallocated Shares as a result of an increase in the maximum size of the Offering, shall be accepted in the order received.
     (G) Schwartz & Co. shall receive the following compensation for its services hereunder:
          (i) A commission equal to six percent (6.0%) of the aggregate dollar amount of Shares issued by the Company in the Offering attributable to subscriptions received and accepted after the Effective Date (as defined in Section 10, below); provided, however, that Schwartz & Co. shall not receive any commission with respect to subscriptions accepted from the following parties: Bentley Lawrence Securities, Inc. (and clients to whom they close sales directly), Resource America, Inc., Michigan Employee Retirement System and Robert Aikens.
          (ii) The Company agrees to reimburse Schwartz & Co. for all of its and its counsel’s reasonable and customary out-of-pocket expenses incurred in connection with the Offering including, without limitation, database services, copying charges, and telephone charges. In addition, the Company agrees to reimburse Schwartz & Co. for legal fees it incurs in connection with the Offering. Such legal fees and counsel’s reasonable and customary out-of-pocket expenses incurred will not need to be approved by the Company in advance of such payment or to qualify for the reimbursement hereunder. Schwartz & Co.’s out-of-pocket expenses, when aggregated with the legal fees and counsel’s out-of-pocket expenses, will not exceed $20,000 without the prior consent of the Company. All requests for reimbursement of out-of-pocket expenses and legal fees shall be submitted monthly to the Company together with appropriate documentation, and shall be paid by the Company within 15 days after receipt of such request. The out-of-pocket reimbursement of expenses and legal fees shall be paid regardless of whether the Offering is completed or not for any reason, including market conditions. The Company shall pay all its own costs and expenses incurred in connection with the Offering, including, without limitation, the legal fees and related expenses of its counsel, and accounting fees (including those relating to any comfort letter). The Company shall also pay the fees and related expenses of its accountants, all costs and expenses relating to the preparation, printing and delivery of the Prospectus, printing and delivery of subscription documents, the issuance of the Units and the preparation and delivery of certificates for the Units, federal, state and other filing fees, and all transfer taxes, if any, with respect to the sale and delivery of the Units.
          (iii) The commission provided in Section 2(G)(i), above, shall become payable to Schwartz & Co. at the time that the Escrow Agent distributes the initial proceeds of the Offering to the Company. Any additional commissions earned by Schwartz & Co. with respect to subscriptions received after that time shall be paid by the Company to Schwartz & Co. on a monthly basis.

     3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
     The Company represents and warrants to Schwartz & Co. as follows:
     (A) An application has been duly filed on behalf of the Bank with the OFIS for approval to charter a bank under the laws of the State of Michigan, and the application has been approved by the OFIS, subject to certain conditions.
     (B) An application has been duly filed on behalf of the Bank with the FDIC for approval of federal deposit insurance for the Bank’s deposit accounts, and approval of that application has been received, subject to certain conditions.
     (C) The Company has filed an F.R. Y-3 Application for prior approval to acquire all of the issued and outstanding shares of the common stock of the Bank, and that application is pending.
     (D) The Company has entered into a line of credit in the amount of $2.32 million with Fifth Third Bank, and has no other indebtedness, other than trade payables, except as disclosed in the Prospectus.
     (E) The Company’s Registration Statement has been declared effective by the Commission.
     (F) The Company will not solicit or accept a subscription offer from a resident of any state unless it shall have determined to its satisfaction, based on the advice of its legal counsel, that an offer of a subscription for shares of the Company’s common stock is registered or qualified under the securities laws of that state.
     (G) During the course of the Offering, all subscription funds for Shares shall be held in an escrow account as described in the Prospectus and, following receipt by the Company, each subscription offer received, together with funds for the purchase of Shares covered thereby, shall be transmitted promptly by the Company to its Escrow Agent.
     (H) If Schwartz & Co. is required to make any filings with the NASD or any applicable state securities divisions where Schwartz & Co. is acting as the sponsoring dealer for the Company in connection with this Offering, the Company will use commercially reasonable efforts to cooperate with Schwartz & Co.
     (I) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to conduct its business as it is currently being conducted and to own its assets. In addition, this Agreement has been duly and validly authorized, executed and delivered by the Company and is a valid and binding agreement and a legally enforceable obligation of the Company.
     (J) The Company has all requisite power and authority to issue, sell and deliver the Units in accordance with and upon the terms and conditions described in the Registration Statement and the Prospectus. All corporate action required to be taken by the Company for the authorization, issuance, sale and delivery of the Units in accordance with such terms and conditions has been validly and sufficiently taken. The Units, when delivered and paid for as described in the Registration Statement and the Prospectus, will be duly and validly issued and outstanding, fully paid and nonassessable, will not be issued in violation of or subject to any preemptive or similar rights, and will conform to the description thereof in the Registration Statement and the Prospectus.

     (K) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and in the Registration Statement and the Prospectus do not and will not (i) conflict with, result in the creation or imposition of any material lien, claim, charge, encumbrance or restriction upon any property or assets of the Company or the Bank, or (ii) constitute a default under, with or without notice or lapse of time or both, any of the terms, provisions or conditions of the charter or by-laws of the Company or the Bank, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, franchise, license, permit or any other agreement or instrument to which the Company or the Bank is a party or by which it or any of its properties may be bound or any order, decree, judgment, rule or regulation of any court, arbitrator, government, or governmental agency or instrumentality, domestic or foreign, having jurisdiction over the Company or the Bank or any of its properties which conflict, creation, imposition, breach, violation or default would have either singly or in the aggregate a material adverse effect on the condition (financial or otherwise), earnings, affairs, business, prospects, or results of operations of the Company or the Bank.
     (L) At the time of filing and issuance of the Units, the Registration Statement and any Prospectus will (i) comply in all material respects with the requirements of the 1933 Act and the regulations promulgated thereunder and (ii) not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty does not apply to statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by Schwartz & Co. expressly for inclusion in the Prospectus (such information referred to herein as the “Schwartz & Co.’s Information”).
     (M) Prior to the time that the Units are issued, the Company will furnish to Schwartz & Co. such documents and certificates as Schwartz & Co. may reasonably request and are customary in transactions of this nature in form and substance reasonably satisfactory to the Company, Schwartz & Co. and their respective counsel.
     (N) The Company has no direct or indirect subsidiaries and, other than the Bank, will have no direct or indirect subsidiaries at the time that the Units are issued.
     (O) The Bank is a Michigan state bank in organization. Upon receipt of all required regulatory approvals to open for business, the Bank will have the corporate power and authority to own, lease and operate its properties and conduct its business as described in the Prospectus. Neither the Company nor the Bank is required to be qualified as a foreign corporation to transact business in any jurisdiction in which they presently operate and as contemplated in the Prospectus.
     (P) The financial statements of the Company and any related notes thereto, included in the Prospectus, present fairly the financial position of the Company as of the dates of such financial statements and for the periods covered thereby and comply as to form with the requirements of applicable state and federal securities laws. Such statements and any related notes have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. All adjustments necessary for a fair presentation of the results for such periods have been made.
     (Q) There is no litigation or governmental proceeding pending or, to the best knowledge of the Company, threatened against, or involving the properties or business of the Company, the Bank or their respective officers, directors, agents, or employees, which might materially and adversely affect any of them or their prospects or the Offering.
     (R) The Company has authorized capital stock as set forth in the Prospectus. On the date of this Agreement, 100 shares of common stock of the Company are and will continue to be issued and outstanding. During the term of the Offering, no other shares of capital stock of the Company are or will be issued and outstanding, except pursuant to the Offering. Other than the Shares and the subscription rights granted or to be granted through the subscription agreements in connection with the Offering, the Company has not granted any subscriptions, warrants, options, or other rights to acquire shares of, or any securities exchangeable for or convertible into shares of, any capital stock of the Company except as described in the Prospectus. All of the capital stock of the Bank has been duly authorized and validly issued, fully paid and nonassessable (except to the extent that the Bank’s capital stock is assessable under applicable law) and is owned by the Company, free and clear of all liens, encumbrances, and security interests.
     (S) No consent, approval, authorization, or other order of any court, regulatory body, administrative agency, or other governmental body is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement or described in the Prospectus, except the approvals of the Regulatory Agencies, the Securities and Exchange Commission and the NASD.
     (T) No labor dispute with the employees of the Company or the Bank exists or, to their knowledge, is imminent, except where such dispute would not have a material adverse effect on the business or prospects of the Company or the Bank.
     (U) The Company has properly filed all necessary federal, state, and foreign income tax returns and properly paid all taxes shown as due thereon (or has obtained appropriate extensions). The Company has no knowledge of any tax deficiency that has been asserted or threatened against it.
     (V) To the knowledge of the Company, without any investigation, and except as to activities or conditions that could reasonably be expected not to have a material adverse effect on the business or prospects of the Company or the Bank;
          (i) There has been no release, emission, discharge, or disposal of any hazardous wastes, petroleum products, polychlorinated biphenyls, chemicals, pollutants, contaminants, pesticides, radioactive substances, or toxic materials, or other materials or substances regulated under any federal or state environmental or public health laws or regulations, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act and any similar state law (collectively “Hazardous Substances”) from, on, in or under any real property owned, leased, used, or otherwise occupied by the Company or the Bank or any of their predecessors, or affiliates, nor has any such property been used for the manufacture, handling, disposal, or storage of such substances, nor is any such property contaminated by any such substance; and
          (ii) There is no action, suit, investigation, inquiry, or other proceeding, ruling, order, or citation (whether formal or informal) pending, or, to the knowledge of the Company, threatened, against the Company or the Bank or any of their predecessors or affiliates, as a result of any actual or alleged failure to comply with any requirement of any law (civil or common), ordinance, rule, regulation, guideline, or order that: (i) regulates air, water, soil, or solid waste management, including the containment, storage, handling, disposal, transportation, or management of a Hazardous Substance; (ii) regulates or prescribes requirements for air, water, or soil quality; (iii) is intended to protect public health or the environment; or (iv) establishes liability for the investigation, removal, or cleanup of contamination, injury, or damage caused by any Hazardous Substance.
     (W) Neither the Company nor the Bank has engaged in any transaction in connection with which it could be subject to either a civil penalty assessed pursuant to the Employee Retirement Income

Security Act of 1974, as amended (“ERISA”), or a tax imposed by Section 4975 of the Internal Revenue Code. Neither the Company nor the Bank has provided any pension or other plan subject to ERISA.
     (X) Except as disclosed in the Prospectus, since the respective dates as of which information is given in the Prospectus, there has not been any material adverse change in the liabilities or obligations, direct or contingent, operations, or prospects of the Company or the Bank. Since inception, all of the activities of the Company have been in furtherance of the establishment of the Company and the Bank, the receipt of deposit insurance for the Bank, the establishment of the Company as a bank holding company, the registration and sale of its common stock and related activities.
     (Y) All properties held or used by the Company and the Bank under leases, licenses, franchises, or other agreements are held by them under valid, binding, and enforceable leases, franchises, licenses, or other agreements with respect to which they are not in default, except for properties or defaults which neither singly nor in the aggregate are material to the business or prospects of the Company.
     (Z) No officer or director of the Company, or record or beneficial owner of 5% or more of the Company’s securities is associated or affiliated (directly or indirectly) with any firm that is a member of the NASD, except Walter Schwartz and Robert Stapleton.
     (AA) Neither the Company, nor, to the best of the Company’s knowledge, any director, officer, agent, employee, organizer or other person associated with them, acting on their behalves, has used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
     (BB) No material transaction has occurred, and there is no agreement or understanding with respect to such a transaction, between or among the Company, on the one hand, and any of its officers, directors, organizers, 10% shareholders, or any affiliate of any such officer, director, organizer, or shareholder, on the other hand, that is not described in the Prospectus.
     (CC) The Company owns adequate and enforceable rights to use any patents, patent applications, trademarks, trademark applications, service marks, copyrights, copyright applications and other similar rights (collectively, “Intangibles”) necessary for the conduct of the material aspects of their business as described in the Prospectus, and the Company has not received any notice of infringement of, nor, to the best of their knowledge, has the Company infringed or is it infringing on, any Intangible of, any other person.
     (DD) The Company has not made any sales of its unregistered equity securities during the 180 day period immediately preceding the filing date of the Registration Statement to any person including, without limitation, any underwriter or person related to an underwriter.
     (EE) Neither the Commission, any Regulatory Agency or any other governmental agency has issued any order or other action, or threatened any action, suspending the Offering or the use of the Registration Statement or the Prospectus or any other filing of the Company and the Bank under applicable regulations or other applicable law.

     4. REPRESENTATIONS AND WARRANTIES OF SCHWARTZ & CO.
     Schwartz & Co. represents and warrants to the Company that:
     (A) Schwartz & Co. is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to conduct its business as it is currently being conducted and to own its assets. In addition, this Agreement has been duly and validly authorized, executed and delivered by Schwartz & Co. and is a valid and binding agreement and a legally enforceable obligation of Schwartz & Co., except as enforceability may be limited by bankruptcy or other laws relating to or affecting creditors’ rights generally and general principles of equity.
     (B) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with, result in the creation or imposition of any material lien, claim, charge, encumbrance or restriction upon any property or assets of Schwartz & Co., or (ii) constitute a default under, with or without notice or lapse of time or both, any of the terms, provisions or conditions of the charter or by-laws of Schwartz & Co., any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, franchise, license, permit or any other agreement or instrument to which Schwartz & Co. is a party or by which it or any of its properties may be bound or any order, decree, judgment, rule or regulation of any court, arbitrator, government, or governmental agency or instrumentality, domestic or foreign, having jurisdiction over Schwartz & Co. or any of its properties which conflict, creation, imposition, breach, violation or default would have either singly or in the aggregate a material adverse effect on the condition (financial or otherwise), earnings, affairs, business, prospects, or results of operations of Schwartz & Co.
     (C) Schwartz & Co. is registered as a broker-dealer under applicable federal and state law (including Michigan and the other states in which Schwartz & Co. may serve as a sponsoring dealer for the Company), is a member in good standing of NASD and has met and will continue to meet all registration, licensing, financial and reporting requirements it is required to meet under applicable federal and state laws and regulations in order to provide the services Schwartz & Co. has agreed to provide, or that Schwartz & Co. contemplates that it will provide, to Company under this Agreement or otherwise in connection with the Offering. Schwartz & Co. will file this Agreement with the NASD and use its best efforts to obtain approval from the NASD for its role in the Offering.
     (D) Schwartz & Co. will not provide any service or engage in any activity, and it will not permit Schwartz & Co. or any of its or Schwartz & Co.’s employees, agents, representative or affiliate to provide any service or engage in any activity, whether pursuant to this agreement or otherwise in connection with the Offering, for which it does not have in effect all registrations, licenses and approvals necessary to cause that service or activity to comply with applicable federal and state laws and regulations.
     (E) Schwartz & Co. agrees that any employees, agents or representatives of any of Schwartz & Co. or any of Schwartz & Co.’s other affiliates which provide any services to Company under this Agreement or otherwise in connection with the Offering will be considered, for purposes of Schwartz & Co.’s agreements, representations, warranties and obligations under this Agreement to also be employees, agents, or representatives of Schwartz & Co.
     5. COVENANTS OF THE COMPANY.
     The Company hereby covenants to Schwartz & Co. as follows:

     (A) The Company has filed the Registration Statement with the Commission. The Company will not, at any time after the date the Registration Statement is declared effective, file any amendment or supplement to the Registration Statement without providing Schwartz & Co. and its counsel an opportunity to review such amendment.
     (B) The Bank has filed the Applications with the Regulatory Agencies. The Bank will not at any time after the date of this Agreement, file any amendment or supplement to an application without providing Schwartz & Co. and its counsel an opportunity to review such amendment or supplement.
     (C) The Company and the Bank, as applicable, will use their commercially reasonable efforts to cause any post-effective amendment to the Registration Statement to be declared effective by the Commission and any post-effective amendment to an Application to be approved by the Regulatory Agencies, and will immediately upon receipt of any information concerning the events listed below notify Schwartz & Co. (i) when the Registration Statement, as amended, has become effective; (ii) when an Application, as amended, has been approved by the Regulatory Agencies; (iii) of the receipt of any comments from the Commission, a Regulatory Agency or any other governmental entity with respect to the Offering or the transactions contemplated by this Agreement; (iv) of any request by the Commission, a Regulatory Agency or any other governmental entity for any amendment or supplement to the Registration Statement or an Application or for additional information; (v) of the issuance by the Commission, a Regulatory Agency or any other governmental agency of any order or other action suspending the Offering or the use of the Registration Statement or the Prospectus or any other filing of the Company and the Bank under applicable regulations or other applicable law, or the threat of any such action; (vi) of the issuance by the Commission, any Regulatory Agency or any state authority of any stop order suspending the effectiveness of the Registration Statement or of the initiation or threat of initiation or threat of any proceedings for that purpose; or (vii) of the occurrence of any event mentioned in paragraph (F) below. The Company and the Bank, as applicable, will take commercially reasonable efforts to prevent the issuance by the Commission, any Regulatory Agency or any state authority of any stop order suspending the effectiveness of the Registration Statement and, if any such order shall at any time be issued, to obtain the lifting thereof at the earliest possible time.
     (D) The Company or the Bank, as applicable, will provide to Schwartz & Co. and to its counsel full access to review any and all documentation reasonably requested in connection with its due diligence efforts, including any and all of the following documents, with all exhibits: the Applications, as originally filed and of each amendment or supplement thereto, and the Registration Statement, as originally filed and each amendment thereto. Further, the Company and the Bank will deliver such additional copies of the foregoing documents to counsel to Schwartz & Co. as may be required for any NASD filings. In addition, the Company will also deliver to Schwartz & Co. such number of copies of the Prospectus, as amended or supplemented, as Schwartz & Co. may reasonably request.
     (E) The Company will comply in all material respects with any and all terms, conditions, requirements and provisions with respect to the Offering and the transactions contemplated thereby imposed by the Commission, by applicable state law and regulations, and by the 1933 Act, the Securities Exchange Act of 1934 (“1934 Act”) and the rules and regulations of the Commission promulgated under such statutes, to be complied with prior to or subsequent to the date of which the Shares are to be sold; and when the Prospectus is required to be delivered, the Company and the Bank will comply in all material respects, at their own expense, with all material requirements imposed upon them by the Regulatory Agencies, the Commission, by applicable state law and regulations and by the 1933 Act, the 1934 Act and the rules and regulations of the Commission promulgated under such statutes, in each case as from time to time in force, so far as necessary to permit the continuance of sales or dealing in the Units during such period in accordance with the provisions hereof and the Prospectus.

     (F) If any event relating to or affecting the Company or the Bank shall occur, as a result of which it is necessary, in the reasonable determination of counsel for the Company, to amend or supplement the Registration Statement or the Prospectus in order to make them not misleading in light of the circumstances existing at the time of its use, the Company will promptly notify Schwartz & Co. and the Company and the Bank will, at their expense, forthwith prepare, file with the Commission and the Regulatory Agencies, and furnish to Schwartz & Co., a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Registration Statement and the Prospectus (in form and substance satisfactory to counsel for Schwartz & Co. after a reasonable time for review) which will amend or supplement the Registration Statement and/or the Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time, not misleading. For the purpose of this subsection, the Company will furnish such information with respect to itself as Schwartz & Co. may from time to time reasonably request.
     (G) The Company will endeavor in good faith, in cooperation with Schwartz & Co., to register or to qualify the Units for offering and sale under the applicable securities laws of the jurisdictions in which the Company deems appropriate to conduct the Offering; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify to do business in any jurisdiction in which it is not so qualified. In each jurisdiction where any of the Units shall have been registered or qualified as above provided, the Company will make and file such statements and reports in each year as are or may be required by the laws of such jurisdictions.
     (H) For the period of three years from the date of this Agreement, the Company will furnish to Schwartz & Co. upon request (i) a copy of each report of the Company furnished to or filed with the Commission under the 1934 Act or any national securities exchange or system on which any class of securities of the Company is listed or quoted, (ii) a copy of each report of the Company mailed to holders of Units or non-confidential report filed with the Commission or a Regulatory Agency or any other supervisory or regulatory authority or any national securities exchange or system on which any class of the securities of the Company is listed or quoted, and (iii) from time to time, such other publicly available information concerning the Company as Schwartz & Co. may reasonably request.
     (I) Prior to the issuance of the Units, the Company will promptly inform Schwartz & Co. of any event or circumstances of which it is aware as a result of which the Registration Statement and/or Prospectus, or the Applications as then supplemented or amended, would include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.
     (J) The Company will distribute the Prospectus or other offering materials in connection with the offering and sale of the Shares only as set forth in the Prospectus, and only in accordance with the 1933 Act and the 1934 Act and the rules and regulations promulgated under such statutes, and the laws of any state in which the Shares are qualified for sale.
     (K) The Company will maintain appropriate arrangements with the Escrow Agent for depositing all funds received from persons mailing subscriptions for or orders to purchase Shares in the Offering as described in the Prospectus until the Shares are issued and satisfaction of all conditions precedent to the release of the Company’s obligation to refund payments received from persons subscribing for or ordering Shares in the Offering as described in the Prospectus.
     (L) The Company will provide Schwartz & Co. with reasonable access to any databases containing names and other relevant contact information about potential investors in the Company that has been compiled by, or on behalf of, the Company.

     (M) Upon its reasonable request, Schwartz & Co. shall be permitted to use employees of the Company to assist with administrative tasks, such as providing courier services, in connection with the Offering.
     (N) The Company will apply the net proceeds from the sale of the Shares for the purposes set forth in the Prospectus.
     (O) The Company will not engage in any new offering of its capital stock within 6 months of the last sale of stock pursuant to the Offering, without the written consent of Schwartz & Co.
     (P) Except with respect to options reserved for issuance under any stock option plan disclosed in the Prospectus, the Company shall notify Schwartz & Co. prior to the reservation of any options for a period of six months following the last sale of stock pursuant to the Offering.
     (Q) During the term of this Agreement, the Company shall make available to Schwartz & Co. the lists of potential subscribers of common stock of the Company that have been prepared or compiled on behalf of, or for the benefit of, the Company, to the extent that those lists are in the Company’s possession.
     6. COVENANTS OF SCHWARTZ & CO.
     (A) Notwithstanding anything contained in this Agreement to the contrary, the terms and conditions of the Offering as described in the Company’s Prospectus shall control the conduct of the Offering, and neither Schwartz & Co. nor any of its respective employees, agents, representatives or affiliates shall take any action in connection with the Offering contrary to those terms and conditions.
     (B) In connection with or during the course of the Offering, neither Schwartz & Co. nor any employee, agent, representative or affiliate of Schwartz & Co. will make any representation or provide any information to any subscriber or potential subscriber for the Shares other than the representations and information contained in the Prospectus or other information specifically approved in writing by the Company’s President.
     (C) During the course of the Offering, only the Escrow Agent is authorized to receive or accept from a subscriber any subscription offer and/or payment. In the event that any subscription offer or payment comes into the possession of Schwartz & Co. or any of its respective employees, agents, representatives or affiliates, it or he will immediately deliver the same to the Company’s Escrow Agent.
     (D) This Agreement does not create an exclusive arrangement for Schwartz & Co. to provide services to the Company, and nothing in this Agreement shall preclude the Company from contracting or entering into an arrangement with any other sales agent, consultant, broker-dealer or other person for such other person or entity to provide services to the Company as agent in the Offering and to receive compensation from the Company in connection with the Offering.
     (E) Schwartz & Co., through its officers, directors, employees, representatives or agents, shall not, directly or indirectly, alone or in concert with other persons or entities, exercise, or attempt to exercise an influence over the management or policies of the Company or any entity controlled by the Company, except in the case of Walter Schwartz and Gregory Schwartz, in their respective capacities as directors and/or organizers of the Company. Nothing in this Paragraph shall prohibit any director or officer from taking actions consistent with his or her fiduciary obligations as a director or officer of the Company.

     7. CONDITIONS TO THE OBLIGATIONS OF SCHWARTZ & CO.
     The obligations of Schwartz & Co. hereunder are subject to the condition that all representations and warranties and other statements of the Company herein contained are at and as of the commencement of the Offering and at and as of each Closing Date, true and correct in all material respects, the condition that the Company or the Bank, as applicable, shall have performed in all material respects all of their obligations hereunder to be performed on or before such dates and to the following further conditions, which Schwartz & Co. may, in its discretion, waive or extend the time for fulfillment:
     (A) At and as of the commencement of the Offering and at and as of each Closing Date, the Registration Statement shall have been declared effective by the Commission, and no stop order or other action suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefore initiated or, to the Company’s best knowledge, threatened by the Commission or any state authority and no order or other action suspending the authorization for use of the Prospectus or the consummation of the Offering shall have been issued or proceedings therefore initiated or, to the Company’s best knowledge, threatened by the Commission or any other governmental body.
     (B) As of the date that the Bank opens for business and each Closing Date, Schwartz & Co. shall upon written request to the Company receive a certificate of the Chief Executive Officer of the Company, dated as of such date, to the effect that (i) he has carefully examined the Prospectus and at the time the Prospectus became authorized for final use, the Prospectus did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) there has not been, since the respective dates as of which information is given in the Prospectus, any material adverse change in the financial condition or in the management, earnings, capital, properties, business prospects or business affairs of the Company or the Bank, considered as one enterprise; (iii) the representations and warranties contained in Section 3 of this Agreement are true and correct with the same force and effect as though made at and as of the date the Bank opens for business and each Closing Date; (iv) the Company has complied in all material respects with all material agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the date on which the Shares are to be sold including the conditions contained in this Section 7; (v) no stop order has been issued or, to the best of his knowledge, is threatened, by the Commission, a Regulatory Agency or any other governmental body; (vi) no order suspending the Offering, the acquisition of all of the shares of the Bank by the Company or the effectiveness of the Prospectus has been issued and to the best of his knowledge, no proceedings for any such purpose have been initiated or threatened by any Regulatory Agency or any other federal or state authority; and (vii) to the best of his knowledge, no person has sought to obtain regulatory or judicial review of the action of the OFIS, FRB or FDIC in granting preliminary approval of the Applications.
     (C) The Company shall not have sustained since the date of the latest audited financial statements included in the Registration Statement and Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the Registration Statement and the Prospectus, and since the respective dates as of which information are given in the Registration Statement and the Prospectus, there shall not have been any material change in the long-term debt of the Company or any material change, or any development, involving a prospective material change in or affecting the general affairs of the management, financial position, stockholders’ equity or results of operations of the Company or the Bank, otherwise than as set forth or contemplated in the Registration Statement and the Prospectus, the effect of which, in any such case described above, is sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

     (D) Prior to and as of the date on which the Shares are to be sold: (1) there shall have been no material adverse change in the management, financial condition or in the earnings, capital, properties or business affairs of the Company or the Bank, considered as one enterprise, from that as of the latest dates as of which such condition is set forth in the Prospectus, except as referred to therein; (ii) there shall have been no material transaction entered into by the Company and the Bank, considered as one enterprise, from the latest date as of which the financial condition of the Company or the Bank is set forth in the Prospectus other than transactions referred to or contemplated therein; (iii) the Company or the Bank shall not have received from the OFIS, FRB or the FDIC any direction (oral or written) to make any material change in the method of conducting their business with which it has not complied in all material respects (which direction, if any, shall have been disclosed to Schwartz & Co.) and which would reasonably be expected to have a material and adverse effect on the management, condition (financial or otherwise) or on the earnings, capital, properties or business affairs of the Company or the Bank considered as one enterprise; (iv) neither the Company nor the Bank shall have been in default (nor shall an event have occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any agreement or instrument relating to any material outstanding indebtedness; (v) no action, suit or proceedings, at law or in equity or before or by any federal or state commission, board or other administrative agency, shall be pending or, to the knowledge of the Company or the Bank, threatened against the Company or the Bank or affecting any of their properties wherein an unfavorable decision, ruling or finding would reasonably be expected to have a material and adverse effect on the management, financial condition or on the earnings, capital, properties or business affairs of the Company or the Bank, considered as one enterprise; and (vi) the Shares have been qualified or registered for offering and sale under the securities or blue sky laws of the jurisdictions as to which the Company and Schwartz & Co. shall have agreed.
     (E) Subsequent to the date hereof, there shall not have occurred any of the following: (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market, or quotations halted generally on the Nasdaq Stock Market, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or the NASD or by order of the Commission or any other governmental authority; (ii) a general moratorium on the operations of commercial banks or other federally-insured financial institutions or general moratorium on the withdrawal of deposits from commercial banks or other federally-insured financial institutions declared by either federal or state authorities; or (iii) a material decline in the price of equity or debt securities if the effect of any of (i) through (iii) herein, in Schwartz & Co.’s reasonable judgment, makes it impracticable or inadvisable to proceed with the Offering or the delivery of the Units on the terms and in the manner contemplated in the Registration Statement and the Prospectus.
     (F) The NASD has confirmed that it has not raised any objection with respect to the fairness and reasonableness of the terms of this Agreement and Schwartz & Co.’s compensation hereunder.
     (G) The escrow account referenced in Section 3(G) of this Agreement shall have a balance of at least $10,000,000.
     (H) On each Closing Date, the Company shall (i) cause legal counsel to deliver to Schwartz & Co. an opinion in the form of Exhibit 1; and (ii) cause its independent certified public accountants, Plante & Moran, PLLC, to issue a “comfort letter” in form and substance satisfactory to the Schwartz & Co.
     8. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.
     The obligations of the Company hereunder are subject to the following conditions:

     (A) All representations and warranties and other statements of Schwartz & Co. herein contained are at and as of the date of this Agreement and at and as of each Closing Date, true and correct in all material respects.
     (B) Schwartz & Co. shall have performed in all material respects all of its obligations hereunder to be performed on or before each Closing Date.
     (C) As of each Closing Date, counsel to the Company shall have been furnished with such documents as counsel of the Company may require for the purpose of enabling them to advise the Company with respect to the issuance and sale of the Shares as herein contemplated and related proceedings, or in order to evidence the accuracy of any of the representations and warranties, or the fulfillment of any of the conditions herein contained.
     9. INDEMNIFICATION AND CONTRIBUTION.
     (A) The Company agrees to indemnify and hold harmless Schwartz & Co. and its affiliates and their respective members, partners, directors, officers, employees, agents and controlling persons (Schwartz & Co. and each such person being an “Indemnified Party”) from and against any and all loss, claim, damage, judgment, assessment, cost and other liability (each a “Claim”), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, and related to or arising out of any transaction contemplated by this Agreement or the engagement of Schwartz & Co. pursuant to, and the performance by Schwartz & Co. of the services contemplated by this Agreement and will reimburse any Indemnified Party for all reasonable fees and expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company or the Bank. Neither the Company nor the Bank will be liable under the foregoing indemnification and reimbursement provisions to the extent that any loss, claim, damage, judgment, assessment, cost or any other liability, or related expense, is found in a final judgment by a court of competent jurisdiction to have resulted from an Indemnified Party’s willful misconduct, bad faith or gross negligence or the breach of this Agreement. The Company also agrees that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors or the Bank related to or arising out of the engagement of Schwartz & Co. pursuant to, or the performance by Schwartz & Co. of the services contemplated by, this Agreement except to the extent that any loss, claim, damage, judgment, assessment, cost or any other liability, or related expenses, is found in a final judgment by a court of competent jurisdiction to have resulted from an Indemnified Party’s willful misconduct, bad faith or gross negligence or the breach of this Agreement.
     (B) If the indemnification of an Indemnified Party provided for in this Agreement is for any reason held unenforceable (other than for a reason provided in the prior paragraph), the Company and the Bank jointly and severally agree to contribute to the losses, claims, damages, judgments, assessments, costs and other liabilities, and related expenses, for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, the Bank and the Company’s security holders, on the one hand, and Schwartz & Co., on the other hand, of the transaction as contemplated (whether or not the transaction is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company or the Bank on the one hand, and Schwartz & Co., on the other hand, as well as any other relevant equitable considerations; provided, however, that, to the extent permitted by applicable law, in no event will the

Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Schwartz & Co. under this Agreement.
     (C) The Company agrees that, without Schwartz & Co.’s prior written consent, which consent will not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement, whether or not Schwartz & Co. or any other Indemnified Party is an actual or threatened party to such claim, action, or proceeding, unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding. Neither the Company nor the Bank shall be liable for any settlement of any litigation or proceeding effected without its consent.
     (D) Upon receipt by an Indemnified Party of actual notice of a Claim as to which indemnification may be sought hereunder, such Indemnified Party shall promptly notify the Company of the nature and basis of the Claim. In addition, an Indemnified Party shall promptly notify the Company after any action is commenced against the Indemnified Party (by way of service with a summons or other legal process) and shall transmit a copy to the business address of the Company. The Company may, and shall, if requested by any Indemnified Party, assume the defense of any Claim against such Indemnified Party in respect of which indemnity may be sought hereunder, including, without limitation, the employment of counsel reasonably satisfactory to such Indemnified Party and the payment of the fees and expenses of such counsel and necessary experts, in which event the Company shall not be liable for the fees and expenses of any other counsel retained by such Indemnified Party in connection with such litigation or proceeding, unless: (i) the employment of such counsel shall have been authorized in writing by the Company in connection with the defense of such action; (ii) the Company shall not have employed counsel to have charge of the defense of such action; or (iii) the Indemnified Party’s or Parties’ counsel, in a written opinion addressed to the Company, shall have reasonably concluded, that there are defenses available to the Indemnified Party or Parties which are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action on behalf of the Indemnified Party or Parties), in any of which events such fees and expenses shall be borne by the Company.
     (E) The reimbursement, indemnity and contribution obligations of the Company under the preceding paragraphs shall be in addition to any liability that the Company may otherwise have, and shall be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of any Indemnified Party.
     (F) In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or any affiliate of the Company in a transaction contemplated by this Agreement in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse Schwartz & Co. for all reasonable out-of-pocket expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness.
     10. TERMINATION.
     This Agreement shall become effective upon the later of May 30, 2006 or such date as all required regulatory approvals shall have been received by the Company and Schwartz & Co., as applicable, with respect to the matters contemplated by this Agreement (“Effective Date”). The Agreement shall terminate on September 30, 2006 or the expiration date of the Offering, whichever is earlier. This Agreement may be extended upon the mutual agreement of the Schwartz & Co. and the Company and may be terminated at any time, whether at the end of its term or otherwise, at the option of Schwartz & Co. or the Company upon ten (10) days written notice to the other; provided however that

Schwartz & Co. may immediately terminate this Agreement upon the occurrence of an event described in Section 7(C), 7(D) or 7(E).
     11. MISCELLANEOUS.
     (A) Notices. All communications hereunder, except as herein otherwise specifically provided, shall be mailed, in writing, and if sent to Schwartz & Co. shall be mailed, hand delivered or delivered by telecopy and confirmed to Gregory J. Schwartz & Co., 3707 West Maple, Bloomfield Hills, MI 48301 (with a copy to Barbara A. Bowman, Bodman LLP, 34th Floor, 100 Renaissance Center, Detroit, Michigan 48243) and, if sent to the Company and the Bank, shall be mailed, hand delivered or delivered by telecopy and confirmed to the Company and the Bank at 33583 Woodward Ave., Birmingham, MI 48009, Attention: Robert Farr, President and Chief Executive Officer (with a copy to Jenkens & Gilchrist, P.C., 1445 Ross Avenue, Suite 2900, Dallas, Texas 75202-2799, Attention: Peter G. Weinstock). Any such communications shall take effect upon the receipt thereof.
     (B) Successors & Assigns. This Agreement shall be binding upon, and inure solely to the benefit of the parties hereto (except with respect to the indemnification obligations, which shall inure to the benefit of the Indemnified Parties), and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Shares from the Schwartz & Co. shall be deemed a successor or assign by reason merely of such purchase. It is understood and agreed that this Agreement is the exclusive agreement among the parties hereto, and supersedes any prior agreement among the parties and may not be varied except in writing signed by all the parties.
     (C) Partial Invalidity. In the event that any term, provision or covenant herein or the application thereof to any circumstance or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the application of said term, provision or covenant to any other circumstances or situation shall not be affected thereby, and each term, provision or covenant herein shall be valid and enforceable to the full extent permitted by law.
     (D) Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Michigan.
     (E) Captions. The captions included in this Agreement are included solely for convenience of reference and shall not be deemed to be a part of this Agreement.
     (F) Counterparts. This Agreement may be executed by any one or more of the parties in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
     (G) Survival. The obligations set forth in Sections 2, 6(E) and 9 of this Agreement shall survive the expiration or termination of this Agreement.
     (H) Entire Agreement. This Agreement evidences the entire agreement between the Company and Schwartz & Co. with respect to the transactions contemplated herein. All prior negotiations and agreements are merged in, and superseded by, this Agreement and there are no agreements, representations, and warranties with respect to the transactions contemplated herein other than those set forth herein.
     (I) Public Notice. The Company and Schwartz & Co. shall consult with each other with respect to the form and substance of any press release or other formal public disclosure of matters related to the Offering. Except as required by applicable law or regulations, neither the Company nor Schwartz & Co. shall issue any such press release during the term of this Agreement without the other party’s prior consent, which shall not be unreasonably withheld. Except as prohibited by law, the Company agrees that Schwartz & Co. shall have the right subsequent to the closing of the Offering to place tombstone advertisements at its own cost in financial and other newspapers and journals describing its services hereunder.
     (J) Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.
     If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon the acceptance hereof by you, this Agreement and such acceptance hereof shall constitute a binding agreement between us.
Very truly yours,
BIRMINGHAM BLOOMFIELD BANCSHARES, INC.

By:	/s/ Richard Miller Richard Miller Chief Financial Officer
Accepted as of the date hereof at Bloomfield Hills, Michigan:
GREGORY J. SCHWARTZ & CO., INC.

By:	/s/ Walter G. Schwartz Walter G. Schwartz

EXHIBIT 1

FORM OF LEGAL OPINION

EXHIBIT 1
                    , 2006
Gregory J. Schwartz & Co., Inc.
3707 W. Maple
Bloomfield Hills, Michigan 48301
          Re:                      Birmingham Bloomfield Bancshares, Inc.
Gentlemen:
     We have acted as counsel to Birmingham Bloomfield Bancshares, Inc. (the “Company”) in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form SB-2 (File No. 333-128127) (“Registration Statement”) and the prospectus (“Prospectus”) included as part of the registration statement describing the offering (the “Offering”) by the Company of up to 1,800,000 shares of its common stock, no par value (the “Shares”) and the related shareholder warrants (the “Warrants”). Gregory J. Schwartz & Co., Inc. (“Schwartz & Co.”) has assisted the Company in the sale of the Shares pursuant to the terms of a Placement Agent Agreement, dated May 8, 2006 (the “Agreement”), by and between the Company and the Schwartz & Co.. This opinion is being given pursuant to Section 7(H) of the Agreement. Capitalized terms not defined herein shall have the meanings given to them in the Agreement.
A. Basis of Opinion.
     As the basis for the conclusions expressed in this opinion, we have reviewed and relied upon the following:
1.	The Articles of Incorporation of the Company, certified to us by the Michigan Secretary of State;
2.	The Bylaws of the Company, as provided to us by the Company;
3.	The Agreement;
4.	The Registration Statement, including exhibits;
5.	Certificates, dated as of the date hereof, containing representations to this firm as to certain factual matters and executed by certain senior officers of the Company; and
6.	Certificates, dated as of recent dates, issued by various state and federal agencies and departments.
B. Opinion.
     Based upon our examination and consideration of the foregoing, subject to the comments, assumptions, exceptions, qualifications and limitations set forth in Section C. below, this firm expresses the following opinions:

1.	The Company is a Michigan corporation incorporated, validly existing and in good standing under the laws of the State of Michigan, with corporate power and authority to own, lease, and operate its properties and to conduct its business as described in the Prospectus.
2.	The authorized capital stock of the Company consists of (i) 4,500,000 shares of common stock, no par value per share, 100 of which are issued and outstanding; and (ii) 500,000 shares of preferred stock, no par value per share, none of which are issued and outstanding as set forth in the Prospectus.
3.	The Shares and the Warrants are duly authorized and, when the Shares and Warrants are issued and delivered to investors, all as described in the Prospectus, the Shares and Warrants will be legally and validly issued, and the Shares will be fully paid and non-assessable. The Shares and the Warrants conform to the description thereof contained in the Prospectus.
4.	The Registration Statement and the Prospectus (other than financial statements as to which we express no opinion) comply as to form in all material respects with the applicable requirements of Form SB-2 under the Securities Act of 1933 (“1933 Act”), the Registration Statement has been declared effective under the 1933 Act and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued by the Securities and Exchange Commission and no proceedings for such purpose have been instituted or are pending or threatened by the Securities and Exchange Commission.
5.	The description in the Registration Statement and Prospectus of statutes, legal and governmental or regulatory proceedings are accurate in all material respects and, to our knowledge, fairly present the information required to be shown.
6.	The Agreement has been duly authorized by all necessary action on the part of the Company, has been duly executed and delivered by the Company, and is a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms, except to the extent that rights to indemnity or contribution may be limited by applicable law as against public policy and enforceability of the Agreement may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting creditors’ rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
7.	No consent, approval, authorization, or other order of any court, regulatory body, administrative agency, or other governmental body that has not been received is required for the Company’s execution and delivery of the Agreement or the Company’s consummation of the transactions contemplated by the Agreement or described in the Prospectus.
8.	The execution and delivery of the Agreement and the consummation of the transactions contemplated by the Agreement or described in the Prospectus (provided that they are consummated in the manner described in the Agreement and the Prospectus), do not conflict with or constitute a breach of (i) the Articles of Incorporation or Bylaws of the Company or the Bank; or (ii) any law, regulation, or, to our knowledge, administrative or

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court decree; except for such breaches or violations that, alone or in the aggregate, are not material to the business or prospects of the Company or the Bank.

9.	This firm has participated in conferences with officers and other representatives of the Company and representatives of Schwartz & Co. in connection with the preparation of the Registration Statement and Prospectus at which the contents of the Registration Statement and Prospectus and related matters were discussed and, although this firm has not verified, is not passing upon, and does not assume any responsibility for the accuracy, completeness, or fairness of the statements contained in the Registration Statement or the Prospectus on the basis of the foregoing (relying as to materiality upon the opinions of the officers and other representatives of the Company), no facts have come to the attention of this firm that have caused this firm to believe that either the Registration Statement, at the time it became effective, or the Prospectus, as of the date thereof, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In making the foregoing statement, this firm expresses no opinion, belief or comment with respect to the financial statements, notes or schedules thereto, or other financial or statistical data included or incorporated by reference in the Registration Statement or the Prospectus.
C. Comments, Assumptions, Limitations, Qualifications and Exceptions.
     The opinions expressed herein are based upon, and subject to, the further comments, assumptions, limitations, qualifications and exceptions set forth below.
1.	This firm has assumed that (i) all information contained in all documents reviewed by this firm is true and correct, (ii) all signatures on all documents reviewed by this firm are genuine, (iii) all signatures on documents not signed in our presence are genuine, (iv) all documents submitted as copies are true and complete copies of the originals thereof, (v) all parties to the documents reviewed by this Firm (“Documents”), other than the Company and the Bank (the “Other Parties”) are duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation or organization, (vi) the Other Parties have all power and authority to execute, deliver, and perform their obligations under each of the Documents as applicable to such party, (vii) each of the Documents has been duly and validly authorized, executed, and delivered by each of the Other Parties, (viii) each of the Documents is the valid and binding obligation of each of the Other Parties who is a party thereto, enforceable against such Other Party in accordance with its terms, (ix) the Other Parties have performed (and will perform) all of their respective obligations under, and are in full compliance with, the Documents as applicable to such party, (x) each natural person signing any document reviewed by this firm had the legal capacity to do so, and (xi) each person signing in a representative capacity of any of the Other Parties any document reviewed by this firm had authority to sign in such capacity.
2.	Insofar as the opinions contained herein involve factual matters, this firm has relied solely upon certificates of officers of the Company referred to in Section A above.
3.	Whenever a statement herein is qualified by “known to this firm,” “to our knowledge,” or similar phrases, this firm has relied exclusively, without independent investigation, on one or more certificates from one or more officers of the Company with respect to such

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matters set forth in such opinions. This firm has made no independent investigation, including, but not limited to, a review of the books and records of stock ownership and transfer of the Corporation or its subsidiaries, as to the accuracy or completeness of any of the information contained in such certificate(s). However, in the course of rendering the legal opinion services described in the introductory paragraph of this letter, no facts or circumstances have come to the attention of those attorneys in this firm who rendered such legal services that gave this firm current, actual knowledge that any such information is incorrect in any material respect.

4.	We express no opinion as to the laws of any jurisdiction other than the State of Texas and the federal laws of the United States of America. In rendering our opinions above, this firm has assumed that the internal laws of the State of Michigan are substantially identical to the laws of the State of Texas. In rendering this letter, we do not express any opinion concerning the application of the “doing business” laws or the securities laws of any jurisdiction other than the federal securities laws of the United States.
5.	In rendering the opinions set forth in paragraph B.1. with respect to the existence and good standing of the Company, we have relied solely upon certificates of state authorities of the Company’s existence and good standing that this firm received recently in response to this firm’s requests for confirmation of such existence and good standing in such jurisdictions and/or certificates of officers of the Company referred to in Section A above. By necessity, our opinions set forth in paragraph B.1 are given as of the date of such certificates or correspondence. Nothing has come to our attention that would cause us to believe that such opinions have ceased to be valid as of the date of this letter.
6.	Except as expressly set forth herein, we have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other information, written or oral, made or furnished in connection with the documents referred to in Section A hereof.
7.	We have made no examination or investigation to verify the accuracy or completeness of any exhibits, financial statements, schedules or any other financial, accounting or statistical information provided to you or with respect to any other accounting or financial matters and express no opinion with respect thereto.
8.	Although we may have acted as counsel to the Company in connection with certain matters other than the transactions contemplated by the Prospectus, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a factual or legal nature involving the Prospectus with which we have not been consulted and have not represented the Company.
9.	This opinion is rendered based upon our interpretation of existing law, to the extent specified in Paragraph C.4, and is not intended to speak with reference to standards hereafter adopted or evolved in subsequent judicial decisions by courts. Except as otherwise set forth herein, the opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

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10.	This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein.
11.	In rendering the opinion that the Registration Statement has become effective under the 1933 Act, this firm has relied solely on a telephone conversation regarding the matters heretofore mentioned with a member of the staff of the Securities and Exchange Commission.
12.	This opinion letter is delivered solely for your benefit, and no other party or entity is entitled to rely hereon without the express prior written consent of this firm. You are hereby notified that (i) we do not consider you to be our client in the matters to which this opinion relates, and (ii) the Texas Code of Professional Responsibility and current jurisprudence do not clearly articulate the circumstances under which an attorney may give a legal opinion to a person other than the attorneys’ own client. Without our prior written consent, this opinion letter may not be quoted in whole or in part or otherwise referred to in any document or report and may not be furnished to any other person or entity.

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